Exhibit 10.4(f)

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NOTICE OF GRANT

Performance Stock Units

[Name of recipient]

You have been granted Performance Stock Units (PSUs) of First Horizon National Corporation as follows:

Date of Grant:	April 20, 2007	Governing Plan:	2003 Equity Compensation Plan
Target Number of PSUs Granted:		Performance Period:	Three-year period 2007 – 2009
Vesting Date of PSUs:	Date in 2010 when final vesting is approved by the Compensation Committee

Your PSU award recognizes your leadership and performance within the organization. This PSU award is granted under the Governing Plan specified above, and is governed by the terms and conditions of that Plan and by policies, practices, and procedures (“Procedures”) of the Compensation Committee (that administers the Plan) that are in effect from time to time during the performance period.

PSUs are not shares of stock and are not transferable. Each PSU that vests will result in one share of FHNC common stock being issued to you, subject to withholding for taxes. The Committee may choose to pay all or a portion of vested PSUs in cash, based on the fair market value of vested shares on the vesting date.

PSUs that have not been forfeited prior to the vesting date will vest based on the extent to which the performance goals established by the Committee for this award are achieved during the performance period specified above, subject to Committee discretion, all as set forth in Exhibit A to this Notice. The target number of PSUs granted represents the number of shares that would be issued under this award in connection with 100% payout for median or target performance. The maximum number of PSUs under this award, and the maximum number of shares issuable, is 200% of the target PSUs. The performance goals for this award in Exhibit A are average annual earnings per share growth, modified by total shareholder return relative to certain peer companies, over the performance period. The Committee will make appropriate adjustments of accounting numbers so that results are comparable across periods, will make final determinations of performance achievement, and will retain discretion to reduce final vesting amounts for reasons unrelated to technical achievement of the performance goals, all as provided or permitted in Exhibit A and the Governing Plan. PSUs that do not vest as a result of the Committee’s determinations automatically are forfeited.

This PSU award also is subject to possible forfeiture in advance of vesting in accordance with the Governing Plan and the Committee’s Procedures. As of the date of grant, those Procedures provide (among other things) that:  (a) forfeiture generally will occur immediately upon termination of employment — you must remain continuously employed by FHNC or one of its subsidiaries through the close of business on the applicable vesting date; but (b) if your termination of employment occurs because of your death, permanent disability, or normal or approved retirement, the target and maximum PSUs will be partially forfeited in proportion to the part of the performance period during which you are not employed. The reduced PSUs will vest or not vest based on achievement of performance goals over the entire performance period and the exercise of Committee discretion in the usual manner. Normal retirement occurs if you retire under our pension plan at or after age 65; early retirement does not qualify as ‘normal’ unless the Committee expressly approves normal retirement treatment for this award.

Your PSUs will accrue cash dividend equivalents. From the grant date until the vesting date, dividend equivalents accumulate (without interest) as if each PSU were an outstanding share. To the extent that PSUs vest, the accumulated dividend equivalents associated with vested PSUs will be paid in cash at vesting or in the next payroll cycle. Dividend equivalents associated with forfeited PSUs likewise are forfeited. Stock splits and stock dividends will result in a proportionate adjustment to the number of PSUs as provided in the Plan.

Vesting is a taxable event for you. Your withholding and other taxes will depend upon FHNC’s stock value on the vesting date and the amount of dividend equivalents paid to you. As of the date of grant, the Committee’s Procedures provide that FHNC will withhold shares and cash at vesting in the amount necessary to cover your required withholding taxes; however, the Procedures may be changed at any time. You are not permitted to make any election in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in your gross income for federal income tax purposes the value of the PSUs this year. If you make a Section 83(b) election, it will result in the forfeiture of your PSUs. FHNC reserves the right to defer payment of PSUs if that payment would result in a loss of tax deductibility.

Questions about your PSU grant?
Important information concerning the Governing Plan and this PSU award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Plan or prospectus at any time. If you have questions about your PSU grant or need a copy of the Governing Plan, the related prospectus, or the Committee’s current administrative procedures, contact the Executive Compensation Manager, Ramsey Joiner, at (901) 523-5843. For all your personal stock incentive information, visit the My Stock Options website in the Managing Your Money section of FirstNet.

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